Exhibit 14
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-14 of VALIC Company I of our report dated October 27, 2020, relating to the financial statements and financial highlights, which appears in Aggressive Growth Lifestyle Fund’s, Capital Appreciation Fund’s, Conservative Growth Lifestyle Fund’s, High Yield Bond Fund’s, International Opportunities Fund’s, Mid Cap Value Fund’s, Moderate Growth Lifestyle Fund’s, Small Cap Value Fund’s and U.S. Socially Responsible Fund’s (nine of the funds constituting VALIC Company II) Annual Report on Form N-CSR for the year ended August 31, 2020. We also consent to the reference to us under the heading “Service Providers” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Houston, Texas

March 8, 2021